EXHIBIT 4.4

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

BROADWIND, INC.

The undersigned officer of Broadwind, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Broadwind, Inc.

SECOND: Section 4.01 of ARTICLE IV of the Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety as follows:

“Section 4.01 Number and Class. The total number of shares of authorized capital stock of the corporation shall consist of fifty-five million (55,000,000), of which forty-five million (45,000,000) shall be shares of common stock with a par value of $0.001 per share and ten million (10,000,000) shall be shares of undesignated stock with a par value of $0.001 per share. To the fullest extent permitted by the laws of the State of Delaware, as the same now exist or may hereafter be amended or supplemented, the Board of Directors has the express authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of preferred stock with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the corporation.”

THIRD: That an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the holders of the outstanding capital stock of the Corporation having not less than the minimum number of votes necessary to authorize or take such action as required by the DGCL voted in favor of the foregoing amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 16th day of May, 2024.

BROADWIND, INC.

By: /s Eric B. Blashford

Name: Eric B. Blashford

Title: President and Chief Executive Officer